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                                                                  EXHIBIT 10.13

                                SMTC CORPORATION


                                  July 30, 1999



Edward A. Johnson
12520 Grant Drive
Thornton, CO  80241

     Re:  Employment Agreement

Dear Mr. Johnson:

     This letter sets forth the terms and conditions of your employment with SMTC Corporation, a Delaware corporation (the "COMPANY") to be effective as of the date of closing of the transactions (the "EFFECTIVE DATE") described in the Reorganization and Merger Agreement dated as of July 26, 1999 among the Company, HTM Holdings, Inc. ("HTM"), The Surface Mount Technology Centre Inc. ("SMTC"), EMSIcon Investments LLC, the SMTC stockholders, and the HTM stockholders and warrantholders (the "REORGANIZATION AGREEMENT").

     1. EMPLOYMENT AND SERVICES. You shall be employed as the Executive Vice President of Business Development of the Company for the period beginning on the Effective Date and ending on December 31, 2001 or on such earlier date as your employment is terminated pursuant to paragraph 4 hereof (the "EMPLOYMENT PERIOD"). The Employment Period shall automatically be extended for successive one-year terms on December 31, 2001 and each anniversary thereof, unless (i) either party has given written notice of non-renewal to the other party at least 90 days prior to the scheduled expiration date of the Employment Period or (ii) your employment has been terminated pursuant to paragraph 4 hereof.

     During the Employment Period, you shall render such services of a senior executive nature to the Company, its subsidiaries and its affiliates and shall have such powers, duties and responsibilities as may from time to time be prescribed by the Company's Board of Directors (the "BOARD"). You shall perform and discharge, faithfully, diligently and competently, such services, duties and responsibilities. You shall devote all of your business time and attention and your best efforts and ability to the business and affairs of the Company and its subsidiaries and shall not engage in other business activities (whether or not compensated) during the term of this Agreement without prior written consent of the Board. You agree to serve, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any one or more of the Company's present or future subsidiaries or affiliates, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company
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or any of its subsidiaries or affiliates. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.

     2.  COMPENSATION.

         a. As compensation for your services performed under this Agreement during the Employment Period, the Company shall pay you a base salary at the rate of $225,000 per year. Such salary shall be payable in installments in accordance with the Company's regular payroll practices. During the Employment Period, you will be eligible to receive an annual bonus payment based on the Company's achievement of the EBITDA Targets and the Target Performance Bonus set forth on Annex A hereto. Such EBITDA Targets may be adjusted by the Board from time to time to reflect any future acquisitions, mergers or other business combinations by or involving the Company. For the fiscal year ending December 31, 1999, the EBITDA Targets shall be calculated on a pro forma basis as if the combination of HTM and SMTC had occurred on January 1, 1999. Beginning in fiscal year 2000 you will be entitled to receive a mid-year payment to be credited against your annual bonus payment in an amount equal to 40% of the annual bonus payment that you would receive based on the Board's mid-year projection of the Company's year-end EBITDA, provided that in no case shall you have any liability to repay any portion of this payment to the Company in the event that the Company's actual year-end EBITDA is below the Board's projection.

         b. The Company will pay you an additional bonus on or before April 15, 2000 equal to the amount that would cause your after tax proceeds from such bonus to equal the amount of your tax liability, if any, arising from your receipt of an ownership interest in J&L Investments, LLC, a Delaware limited liability company, as described in the Reorganization Agreement.

     3. BENEFITS. During the Employment Period, you shall be entitled to participate in or receive benefits under any life insurance plan, health and accident insurance plan, retirement plan and all other benefit arrangements generally available to the Company's executive officers and employees (other than severance plans or arrangements) as in effect from time to time. The Company will at all times maintain a life insurance policy with a death benefit of $225,000 to be paid to a beneficiary of your choice. In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, in each case subject to and consistent with Company policy. During the Employment Period you shall be entitled to 20 paid vacation days in each fiscal year and shall also be entitled to all paid holidays given by the Company to its employees. Your paid vacation days shall be prorated for any period of service hereunder less than a full year. You will not be entitled to cash compensation for any vacation time not taken during the term hereof.

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     4.  TERMINATION AND SEVERANCE.  The Employment Period shall terminate prior to its scheduled expiration date on the first to occur of (i) your death or permanent disability (defined as your actual inability to perform normal duties for a period of 90 consecutive days or for a total of 120 days in any two-year period or your prospective inability to perform such duties for such period as determined in good faith by the Board), (ii) a vote of the Board directing such termination for Cause, (iii) a vote of the Board directing such termination without Cause, or (iv) termination by you upon not less than 30 days' prior written notice for Good Reason. In the event of termination of the Employment Period pursuant to clauses (iii) or (iv) above and so long as you comply with the restrictions set forth in paragraphs 5 and 6 below, the Company shall continue to pay your base salary for two years following the date of such termination. Except as set forth in this paragraph 4, you shall not be entitled to any compensation or other payment from the Company or any of its affiliates in connection with the termination of your employment. For purposes of this agreement, (x) "CAUSE" shall mean (i) your willful and repeated failure to comply with the lawful directives of the Board, (ii) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious to the property, operations, business or reputation of the Company, or (iii) your material breach of this agreement that is not cured within 30 days after written notice thereof to you by the Company, and (y) "GOOD REASON" shall mean
(i) the Company's material breach of this agreement that is not cured within 30 days after written notice thereof to the Company by you, (ii) a reduction in your responsibilities and authority such that you no longer function as the Executive Vice President of Business Development for the Company, (iii) a change in the location of the Hi-Tech Manufacturing, Inc. facility where you regularly report for work, which change extends your commute to such facility by more than 25 miles going one way, or (iv) your removal from the Board, provided however, that (a) if you do not terminate within 30 days after the Company has provided you notice of a reduction of your responsibilities, or (b) if you resign from the Board, then you shall be deemed to have waived your right to terminate for Good Reason based on such action.

     5. CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you during your employment with the Company (including during the term of your employment by HTM Holdings, Inc. or Hi-Tech Manufacturing, Inc.) concerning the business or affairs of the Company ("CONFIDENTIAL INFORMATION") is the property of the Company. You shall not at any time during or after the Employment Period, without the prior written consent of the Board, disclose to any unauthorized person or use for your own account or for the account of any person other than the Company and its subsidiaries any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act. Upon termination of the Employment Period or at the request of the Board at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company that you may then possess or have under your control.

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     6.  NON-COMPETITION; NON-SOLICITATION.

         a. NON-COMPETITION. You acknowledge that you are and will be in possession of Confidential Information, that your services are of unique and great value to the Company, and that some restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and affiliates. Accordingly, during the Employment Period and for the period thereafter during which you receive continued payments of your base salary pursuant to Section 4 or, in the case of termination of your employment for Cause pursuant to Section 4(ii), for a period of one year following the date of termination of your employment (the "NON-COMPETE PERIOD"), you shall not, directly or indirectly, own, manage, control, participate in, consult with, render services to, or in any manner engage in, any enterprise engaged in the assembly of printed circuit boards or other electronic manufacturing services within any geographical area in which the Company and its subsidiaries do business on the date of termination of your employment. Such geographical area shall include but not be limited to North America (including Mexico), Europe, Southeast Asia and China. Nothing herein shall prohibit you from being a passive owner of not more than 5% of any publicly-traded class of capital stock of any entity engaged in a competing business.

         b. NON-SOLICITATION OF EMPLOYEES, SUPPLIERS AND CUSTOMERS. During the Non-Compete Period, you shall not (i) interfere with the relationship between the Company and any of its employees, or induce or attempt to induce any employee of the Company to terminate his or her employment, (ii) hire directly or through another entity any person who was an employee of the Company at any time during the Employment Period (iii) induce or attempt to induce any independent contractor providing services to the Company or any of its subsidiaries to terminate or diminish its relationship with the Company or its subsidiaries, (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere in any material respect with the relationship between any such customer, supplier, licensee or business relation and the Company.

         c. SCOPE OF RESTRICTION. If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         d. NECESSITY OF RESTRAINTS. You acknowledge that the restraints imposed by this paragraph 6 and by paragraph 5 above are reasonable and necessary for the protection of the Company and its subsidiaries, and that the Company would be irreparably harmed by a breach by you of these provisions.

     7. WITHHOLDING; CURRENCY. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company

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under any applicable law or legal requirement.  All amounts set forth in this agreement are denominated in US Dollars.

     8. PRIOR AGREEMENTS. With the exception of terms that relate to your employment in each of (i) the Grant of Stock Purchase Options, dated the date hereof, delivered to you by the Company, (ii) the Operating Agreement of J&L Investments, LLC and (iii) the Stockholders Agreement of the Company, dated the date hereof, all prior agreements, arrangements or understandings, written or oral, with respect to your employment with the Company, HTM or any subsidiary or affiliate thereof are superseded by this Agreement and shall be of no further force and effect.

     9. SURVIVAL. The provisions of paragraphs 5 and 6 hereof will survive any termination of this Agreement in accordance with their respective terms.

     10. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     11. NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (i) delivery by hand, (ii) one business day after being sent by overnight courier; or (iii) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

         If to you, at the address first stated above.

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         If to the Company:

               SMTC Corporation
               c/o EMSIcon Investments, LLC
               c/o Bain Capital, Inc.
               Two Copley Place
               Boston, MA  02116

         with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA  02110
               Attention:  Alfred O. Rose
               Facsimile:  617-951-7050

         with a copy to:

               The Surface Mount Technology Centre Inc.
               635 Hood Road
               Markham, Ontario
               L3R 4N6

     12. AMENDMENT; WAIVER. No provision of this Agreement may be amended modified, waived or discharged unless such amendment waiver, modification or discharge is approved by the Board and agreed to in writing signed by you and such officer as may be specifically authorized by the Board in connection with such approval. No waiver of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     13. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon (i) you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) the Company and its successors (including, without limitation, by means of reorganization, merger, consolidation or liquidation) and permitted assigns.
The Company may assign this Agreement to any of its subsidiaries or to any successor of the Company by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which you are at any time associated. The Company requires your personal services hereunder and you may not assign this Agreement.


                                   * * * * *

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     Please execute the extra copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

                                 Very truly yours,

                                 SMTC CORPORATION


                                 By:/s/ Prescott Ashe
                                    -----------------
                                 Name:  Prescott Ashe
                                 Title: Vice President

Accepted and agreed to:

EMPLOYEE


/s/ Edward A. Johnson
---------------------
Edward A. Johnson

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